Exhibit 99.2
AMENDMENT NO. 1 TO
PROFIT SHARING PLAN FOR EMPLOYEES OF
TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS
RESTATED EFFECTIVE JANUARY 1, 2005
     WHEREAS, TRINITY INDUSTRIES, INC., a Delaware corporation (the “Company”), has heretofore adopted the PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE JANUARY 1, 2005 (the “Plan”); and
     WHEREAS, pursuant to those provisions of the Plan permitting the Company to amend the Plan from time to time, the Company desires to amend the Plan to reflect the applicable provisions of Treasury Regulation Sections 1.401(k) and 1.401(m) that are effective with respect to this Plan for Plan Years beginning on and after January 1, 2006; and
     WHEREAS, the Company further desires to amend the Plan in certain other respects as described herein;
     NOW THEREFORE, the Plan is hereby amended as follows, effective January 1, 2006:
1. 2.01 of the Plan is hereby amended by adding the following paragraphs at the end thereof to be and read as follows:
     (uu) Catch-Up Contribution. Any contribution to the Plan made by an Employer for the Plan Year on behalf of a Participant pursuant to Section 4.02 hereof and in accordance with Section 414(v) of the Code.
     (vv) Severance From Employment. An Employee incurs a Severance from Employment when the Employee ceases to be an Employee of the Employer maintaining the Plan. An Employee does not have a Severance from Employment if, in connection with a change of employment, the Employee’s new employer maintains the Plan with respect to the Employee, by assuming sponsorship of the Plan or by accepting a transfer or Plan assets and liabilities (within the meaning of Section 414(l)) with respect to the Employee.
2. Section 3.02(d) of the Plan is hereby amended as underlined to be and read as follows:

(d)	Break in Service. An Employee who incurs a Severance from Service and who fails to complete at least one (1) Hour of Employment during the twelve (12)-month period beginning on the date of such Severance from Service shall have a Break in Service. If, during the twelve (12)-month period beginning on the date of an Employee’s Severance from Service, the Employee shall return to the employment of a Participating Employer by completing at least one (1) Hour of Employment within such twelve (12)-month period, then such Employee will not have a Break in Service and shall receive Service for the period beginning on the date of his Severance from Service and ending on the date of his re-employment; provided, however, that in the case of an Employee who is absent from the employment of the Participating Employers for a reason specified in Section 2.01(nn)(1)(ii) hereof and who, prior to the first anniversary of the first date of such absence incurs a Severance from Service for a reason specified in Section 2.01(nn)(1)(i) hereof, such Employee shall receive Service only if he completes at least one (1) Hour of Employment within the twelve (12)-month period beginning on the first date of such absence and shall receive such Service only for the period beginning on the first day of such absence and ending on the date of his re-employment. Upon incurring a Break in Service, an Employee’s rights and benefits under the Plan shall be determined in accordance with his Service at the time of the Break in Service. For a Participant who, at the time of a Break in Service, satisfied any requirements of this Plan for vested benefits, including having made Salary Reduction Contributions under the Plan at any time, his pre-break Service shall, upon his Re-employment Commencement Date, be restored in determining his rights and benefits under the Plan. For an Employee who, at the time of a Break in Service, had not fulfilled such requirements, periods of pre-break Service shall, upon his Re-employment Commencement Date, be restored only if the consecutive periods of Break in Service were less than the greater of (i) sixty (60) months or (ii) the total periods of pre-break Service.
3. Section 4.01(b)(2) is hereby amended, as underlined, to be and read as follows:
(2)	Average Contribution Percentage Discrimination Test.
(A)	With respect to Employer Matching Contributions, either of the following discrimination tests of Code Section 401(m) must be satisfied:
(1)	The Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Year must not exceed the Average Contribution Percentage for Eligible Participants who are Non-Highly Compensated Employees for the prior Year multiplied by 1.25; or

(2)	the Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Year must not exceed the Average Contribution

Percentage for Eligible Participants who are Non-Highly Compensated Employees for the prior Year multiplied by two (2), provided that the Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees does not exceed the Average Contribution Percentage for Eligible Participants who are Non-Highly Compensated Employees for the prior Year by more than two (2) percentage points.
(B)	In any year in which the Average Contribution Percentage for Highly Compensated Employees who are Eligible Participants does not satisfy the limitation set forth above, the Committee shall reduce allocations of Employer Matching Contributions to such individuals in the manner provided in this paragraph. First, the Committee shall calculate the amount of “excess deferrals” and “excess contributions,” if any, under Section 4.02(d) and shall make any required distributions thereunder. Second, if the Committee then determines that the Plan continues to fail the Average Contribution Percentage Test for the Year, it shall reduce “excess aggregate contributions,” as adjusted for allocable income, during the next Plan Year. For purposes of this paragraph, “excess aggregate contributions” are the amount of aggregate Employer Matching Contributions allocated on behalf of the Highly Compensated Employees which causes the Plan to fail the Average Contribution Percentage Test. The Committee shall reduce the “excess aggregate contributions” to the Highly Compensated Employees in accordance with the following steps:
(1)	The Committee shall calculate total “excess aggregate contributions” for the Highly Compensated Employees.

(2)	The Committee shall calculate the total dollar amount by which the “excess aggregate contributions” for the Highly Compensated Employees must be reduced in order to satisfy the Average Contribution Percentage Test.

(3)	The Committee shall calculate the total dollar amount of Employer Matching Contributions for each Highly Compensated Employee.

(4)	The Committee shall reduce the Employer Matching Contributions of the Highly Compensated Employee(s) with the highest dollar amount of Employer Matching Contributions by reducing such contributions in such Highly Compensated Employee(s) Account in an amount necessary to cause the dollar amount of such Highly Compensated Employee(s)’ Employer Matching

Contributions to equal the sum of the Employer Matching Contributions of the Highly Compensated Employee(s) with the next highest dollar amount of such contributions.

(5)	If the total dollar amount reduced pursuant to Step (4) above is less than the total dollar amount of “excess aggregate contributions,” Step (4) shall be applied to the Highly Compensated Employee(s) with the next highest dollar amount of Employer Matching Contributions until the total amount of reduced Employer Matching Contributions equals the total dollar amount of “excess aggregate contributions” calculated in Step (2).

(6)	When calculating the amount of reduction under Step (4), if a lesser reduction, when added to any amounts already reduced under this paragraph, would equal the total amount of reductions necessary to permit the Plan to satisfy the Average Contributions Percentage Test under this Section 4.01(b)(2), the lesser amount shall be reduced instead. In addition, if a Highly Compensated Employee is an eligible employee in more than one plan of an Employer, the amount apportioned to such Employee under Step (4) shall be limited as provided in Treasury Regulation Section 1.401(m)-2(b)(2)(iii)(B).

(7)	Any Employer Matching Contributions amount reduced from a Highly Compensated Employee’s Account pursuant to Step (4) above, which shall be treated as an “excess aggregate contribution” (as defined in Code Section 401(m)(6)(B) and the regulations thereunder), together with the income allocable thereto, shall be distributed (or, if not vested, forfeited) to the Participant within two and one-half (2 1/2) months of the beginning of the subsequent Plan Year.
(C)	For purposes of the discrimination tests described herein, an Eligible Participant’s “Contribution Percentage” shall mean the ratio (expressed as a percentage), of the sum of the Employer Matching Contributions under the Plan on behalf of the Eligible Participant for the Year to such Eligible Participant’s Compensation for the Year. The Contribution Percentage of an Eligible Participant who has no Employer Matching Contributions allocated to his Employer Contribution Account for the Year shall equal zero (0). “Eligible Participant” shall mean any Employee who is authorized under the terms of the Plan to have Employer Matching Contributions allocated to his Employer Contribution Account for the Year, and shall include any Employee who is eligible to make Salary Reduction Contributions under the terms of the Plan but elects not to make such contributions for the Year, who is eligible to participate under the terms of the Plan but elects not to participate pursuant to the provisions of Section 3.03(b) hereof, or who is not eligible to have Employer Matching Contributions allocated to his Employer Contribution Account due to the limitation on Additions set forth in Section 5.03 hereof. The “Average Contribution Percentage” is the average (expressed as a percentage) of the Contribution Percentages of all Eligible Participants. In any Plan Year in which the Plan uses the prior year testing method in conducting the Average Contribution Percentage test, if the Plan experiences a Plan coverage change during a Plan Year, the Contribution Percentage for the Non Highly Compensated Employees for such Plan Year is the weighted average of the Contribution Percentages for the prior year subgroups, as described in Treasury Regulation Section 1.401(m)-2(c)(4)(iii).

(D)	In the event that this Plan satisfies the requirements of Code Section 401(a)(4) and 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of Code Section 401(a)(4) and 410(b) only if aggregated with this Plan, then this subparagraph (2) shall be applied by determining the Contribution Percentage of Eligible Participants as if all such plans were a single plan. This Plan may not be aggregated with a plan that either (i) uses the current year Average Contribution Percentage testing method or (ii) uses the safe harbor provisions of Code Section 401(k)(12). If a Highly Compensated Employee participates in two (2) or more plans of the Employers to which matching contributions are made, then all such contributions made on behalf of such Employee shall be aggregated for purposes of the Average Contribution Percentage test, without regard to whether the other plan(s) uses an inconsistent Average Contribution Percentage testing method or operates on a different plan year. If the 12-month plan year for the other plan(s) is different, the Contribution Percentage for the Highly Compensated Employee for a Plan Year is determined by aggregating all matching contributions allocated on behalf of such Employee within the Plan Year under this Plan (the plan being tested). In determining the Highly Compensated Employee’s Compensation for purposes of calculating the Contribution Percentage only Compensation paid during the Plan Year of this Plan, and as defined in this Plan, is considered.

(E)	Allocable Income. If the Average Contribution Percentage test is not met for a Year and corrective distributions of excess aggregate contributions will be made, to determine the amount of the corrective distribution, the Administrator must calculate the allocable income for the Plan Year in which the excess aggregate contributions occurred and for the “gap period,” measured from the beginning of the next Plan Year to the date of the distribution. The income allocable to excess aggregate contributions is equal to the sum of the allocable gain or loss for the Plan Year and the allocable gain or loss for the gap period.
(1)	Method of Allocating Income. The Administrator may use any reasonable method for computing the income allocable to excess aggregate contributions, provided that the method does not violate Code Section 401(a)(4), is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ Accounts. The Plan does not fail to use a reasonable method for computing allocable income if the computation is determined on a date that is no more than seven (7) days before the distribution.

(2)	Alternative Method of Allocating Income. A Plan may allocate income to excess aggregate contributions by multiplying the income for the Plan Year and the gap period allocable to Matching Contributions and amounts treated as Matching Contributions by a fraction. The numerator of the fraction is the excess aggregate contributions for the Employee for the Plan Year. The denominator of the fraction is equal to the sum of:
(i) The total Account Balance of the Participant attributable to Matching Contributions and amounts treated as Matching Contributions as of the beginning of the Plan Year; plus
(ii) The Matching Contributions and amounts treated as Matching Contributions for the Plan Year and for the gap period.
(3)	Safe Harbor Method of Allocating Gap Period Income. Under the safe harbor method, income for excess aggregate contributions for the gap period will equal ten percent (10%) of the income allocable to excess aggregate contributions for the Plan Year (calculated under the method described in subparagraph (2) above), multiplied by the number of calendar months that have elapsed since the end of the Plan Year. For purposes of calculating the number of calendar months that have elapsed under the safe harbor method, a corrective distribution that is made on or before the fifteenth day of the month is treated as made on the last day of the preceding month. A distribution made after the fifteenth day of the month is treated as made on the first day of the next month.
(F)	The Committee may, in its sole discretion, elect to take contributions to a Participant’s Salary Reduction Contribution Account into account in computing the Average Contribution Percentage, in the manner and to the extent provided by Treasury Department regulations promulgated under Code Section 401(m). However, in such a case, the Actual Deferral Percentage tests under Section 4.02(d)(1) must still be computed and met separately, and in connection therewith, no aggregation with Employer Matching Contributions shall be permitted. Alternatively, the Employer may, in its sole discretion, elect to make qualified nonelective contributions in the manner and to the extent provided by Treasury Department regulations under Code Section 401(m), that would, in combination with Employer Matching Contributions under the Plan, satisfy the limitation set forth above. In any event, said correction of the discrimination tests described herein shall be made within twelve (12) months of the end of the Year. In the event of a complete termination of the Plan during the Plan Year in which an excess aggregate contribution arose, the corrective distribution must be made as soon as administratively feasible after the date of termination of the Plan, but in no event later than 12 months after the date of termination. Qualified nonelective contributions made to a Participant’s Account shall at all times remain fully vested and subject to the same distribution restrictions as contributions made pursuant to a Participant’s salary reduction agreement.
4. Section 4.02 of the Plan is hereby amended, as underlined, to be and read as follows:
4.02 Participant Salary Reduction
     Upon commencement of Participation hereunder and in accordance with such procedures as the Committee or Trustee shall prescribe, a Participant may enter into a salary reduction agreement with his Employer. The terms of such salary reduction agreement shall provide that the Participant agrees to accept a reduction in salary from the Employer equal to any whole percentage of his Compensation per payroll period, with such percentage to be not more than fourteen percent (14%) of such Compensation; provided, however, that for any Year during which the Participant is also a participant in the Supplemental Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates As Restated Effective January 1, 2000, such percentage shall be four percent (4%) of his Compensation per payroll period.

     All Participants who are eligible to make Salary Reduction Contributions and who have or will have attained age 50 before the close of a Plan Year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Code Section 414(v). An election to make a Catch-Up Contribution may be made by indicating a percentage or dollar amount of Compensation subject to the election but may not exceed the annual limit on Catch-Up Contributions under Code Section 414(v). Any election to make Catch-Up Contributions shall be made in accordance with such procedures as the Committee may establish, including the time or times at which the election may be made. Such Catch-Up Contributions shall not be treated as an eligible Salary Reduction Contribution for purposes of determining any Employer Matching Contribution that may be due to a Participant on account of the Participant’s Salary Reduction Contributions. Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of any Catch-Up Contribution.
     In the event that the total reduction on behalf of any Participant for any of his or her taxable years exceeds $15,000 (or such greater amount as permitted under Treasury Department regulations to reflect cost-of-living adjustments), not considering any Catch-Up Contributions that may have been made pursuant to a Participant’s election, such “excess deferrals” (as defined in Code Section 402(g)(2) and regulations promulgated thereunder), together with income allocable thereto, shall be distributed to the Participant on whose behalf such reduction was made not later than April 15 following the close of the Participant’s taxable year in which the reduction was made, in the manner and to the extent provided under regulations promulgated by the Secretary of Treasury; provided that such excess deferrals shall first be reduced by any “excess contributions” previously distributed for the Plan Year beginning in that taxable year pursuant to Section 4.02(d) hereof.
     The income allocable to an “excess deferral” (as defined in Code Section 402(g)(2) and regulations promulgated thereunder) shall be determined by multiplying the income allocable to a Participant’s Salary Reduction Contribution Account for the Plan Year by a fraction, the numerator of which is the “excess deferrals” (as defined in Code Section 402(g)(2) and regulations promulgated thereunder) of the Participant, as determined above, and the denominator of which is the balance of the Participant’s Salary Reduction Contribution Account on the last day of the Plan Year, reduced by the income allocable to such account for the Plan Year and increased by the loss allocable to such account for the Plan Year.
     Amounts credited to a Participant’s Salary Reduction Contribution Account pursuant to Section 4.01(a) and this Section shall be one hundred percent (100%) vested and non-forfeitable at all times.
     Further, salary reduction agreements shall be governed by the following:
(a)	In General. A salary reduction agreement shall apply to each payroll period during which an effective salary reduction agreement is on file with the

Participant’s Employer. Any contributions made pursuant to such an election shall not be made prior to the Participant’s performance of services with respect to which the contribution is made.

(b)	Voluntary Changes to Salary Reduction Agreements. A salary reduction agreement shall be entered into by a Participant upon commencement of Participation hereunder and may be terminated or suspended by the Participant at any time upon notice to the Committee. In addition, if a Participant voluntarily terminates or suspends his salary reduction agreement, he may enter into another salary reduction agreement at any time upon notice to the Committee. Finally, a Participant may amend his salary reduction agreement at any time upon notice to the Committee.

(c)	Effective Date of Changes. Terminations or suspensions of salary reduction agreements, as well as new salary reduction agreements and amendments to salary reduction agreements, shall be effective as of, and shall not apply to any payroll period preceding, the payroll period next following the date on which such termination, suspension, salary reduction agreement or amendment is received by the Committee.

(d)	Involuntary Amendment or Revocation of Salary Reduction Agreement. An Employer may amend or revoke its salary reduction agreement with any Participant at any time if the Employer determines that such revocation or amendment is necessary (i) to ensure that a Participant’s Additions for any Year will not exceed the limitation of Section 5.03 hereof, (ii) to ensure that a Participant’s Salary Reduction Contributions do not exceed the limitation of Section 4.02 hereof relating to “excess deferrals” (as defined in Code Section 402(g)(2) and regulations promulgated thereunder), or (iii) to ensure that the discrimination tests of Code Section 401(k) are met for such Year.
(1)	401(k) Discrimination Tests and Return of Excess. The discrimination tests of Code Section 401(k) are satisfied in the following manner. The Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Year shall bear a relationship to the Actual Deferral Percentage for Eligible Participants who are Non-Highly Compensated Employees for the prior Year whereby:
(A)	The Actual Deferral Percentage for the group of Eligible Participants who are Highly Compensated Employees for the Year is not more than the Actual Deferral Percentage for Eligible Participants who are Non-Highly Compensated Employees for the prior Year multiplied by 1.25; or

(B)	The excess of the Actual Deferral Percentage for the group of Eligible Participants who are Highly Compensated Employees for the Year over that of all Eligible Participants who are Non-Highly Compensated Employees for the prior Year shall not be more than two (2) percentage points, and the Actual Deferral Percentage for the group of Eligible Participants who are Highly Compensated Employees for the prior Year is not more than the Actual Deferral Percentage of all Eligible Participants who are Non-Highly Compensated Employees for the prior Year multiplied by two (2).

(C)	If the allocations of the Participant Salary Reduction Contributions do not satisfy the tests set forth above, the Committee shall adjust the accounts of the Highly Compensated Employees as provided in this paragraph. The Committee shall distribute excess contributions, as adjusted for allocable income, during the next Plan Year. However, the Employer will incur an excise tax equal to 10% of the amount of excess contributions for a Year if such contributions are not distributed to the appropriate Highly Compensated Employees during the first 2 1/2 months of the next Plan Year. For purposes of this paragraph, “excess contributions” are the amount of aggregate Salary Reduction Contributions which cause the Plan to fail the Actual Deferral Percentage Test. The Committee shall make distributions to each Highly Compensated Employee of his or her respective share of excess contributions pursuant to the following steps:
(1)	The Committee shall calculate total excess contributions for the Highly Compensated Employees.

(2)	The Committee shall calculate the total dollar amount by which the excess contributions for the Highly Compensated Employees must be reduced in order to satisfy the Actual Deferral Percentage Test.

(3)	The Committee shall calculate the total dollar amount of the Salary Reduction Contributions for each Highly Compensated Employee.

(4)	The Committee shall reduce the Salary Reduction Contributions of the Highly Compensated Employee(s) with the highest dollar amount of Salary Reduction Contributions by refunding such contributions to such Highly Compensated Employee(s) in an amount sufficient to cause the dollar amount of such Highly Compensated Employee(s)’ Salary Reduction Contributions to equal the dollar amount of the Salary Reduction Contributions of the Highly Compensated Employee(s) with the next highest dollar amount of Salary Reduction Contributions.

(5)	If the total dollar amount distributed pursuant to Step (4) above is less than the total dollar amount of excess contributions, Step (4) shall be applied to the Highly Compensated Employee(s) with the next highest dollar amount of Salary Reduction Contributions until the total amount of distributed Salary Reduction Contributions equals the total dollar amount of excess contributions calculated in Step (2).

(6)	When calculating the amount of a distribution under Step (4), if a lesser reduction, when added to any amounts already distributed under this paragraph, would equal the total amount of distributions necessary to permit the Plan to satisfy the Actual Deferral Percentage Test under this paragraph 4.02(d), the lesser amount shall be distributed from the Plan. If a Highly Compensated Employee is an eligible employee in more than one plan of an Employer, the amount apportioned to such Employee shall be limited as provided in Treasury Regulation Section 1.401(k)-2(b)(2)(iii)(B).
(D)	For purposes of this paragraph (d), the “Actual Deferral Percentage” for a specified group of Eligible Participants for a Year shall be the average of the ratios (expressed as a percentage and calculated separately for each Eligible Participant in such group) of (i) the amount of each such Eligible Participant’s Salary Reduction Contributions actually paid over to the Trust on behalf of the Participant for such Year, to (ii) such Participant’s Compensation for the Year. Salary Reduction Contributions shall be taken into account for the Year if such contributions (i) relate to Compensation that would have been received during the Year (but for the deferral election) or relate to Compensation attributable to services performed during the Year that would have been received within 2 1/2 months after the close of the Year (but for the deferral election), and (ii) are allocated to the Participant’s account as of a date within the Year in accordance with Treasury Department regulations under Code Section 401(k). Catch-Up Contributions made on behalf of an Eligible Participant for the Year, if any, are disregarded for purposes of the Actual Deferral Percentage test. The Actual Deferral Percentage of an Eligible Participant for whom no Salary Reduction Contributions are paid to the Trust on his behalf for the Year shall equal zero (0). “Eligible Participant” shall mean any Employee who is authorized under the terms of the Plan to have contributions allocated to his Salary Reduction Contribution Account for all or a portion of the Year, and shall include any Employee who is eligible to make Salary Reduction Contributions under the terms of the Plan but elects not to make such contributions for the Year, whose right to make Salary Reduction Contributions has been suspended under Section

6.08(a)(3) hereof, or who is not eligible to have Salary Reduction Contributions allocated to his Salary Reduction Contribution Account due to the limitations on Additions set forth in Section 5.03 hereof. In any Plan Year in which the Plan uses the prior year testing method in conducting the Actual Deferral Percentage test, if the Plan experiences a Plan coverage change during a Plan Year, the Actual Deferral Percentage for the Non Highly Compensated Employees for such Plan Year is the weighted average of the Actual Deferral Percentages for the prior year subgroups, as described in Treasury Regulation Section 1.401(k)-2(c)(4)(iii).

(E)	In the event that this Plan satisfies the requirements of Code Section 401(a)(4) or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of Code Section 401(a)(4) or 410(b) only if aggregated with this Plan, then this paragraph (e) shall be applied by determining the Contribution Percentage of Eligible Participants as if all such plans were a single plan. This Plan may not be aggregated with a plan that either (i) uses the current year Actual Deferral Percentage testing method or (ii) uses the safe harbor provisions of Code Section 401(k)(12). If a Highly Compensated Employee participates in two (2) or more plans of the Employers to which salary reduction contributions are made, then all such contributions made on behalf of such Employee shall be aggregated for purposes of the Actual Deferral Percentage test, without regard to whether the other plan(s) uses an inconsistent Actual Deferral Percentage testing method or operates on a different plan year. If the 12-month plan year for the other plan(s) is different, the Actual Deferral Percentage for the Highly Compensated Employee for a Plan Year is determined by aggregating all salary deferral contributions made on behalf of such Employee within the Plan Year under this Plan (the plan being tested). In determining the Highly Compensated Employee’s Compensation for purposes of calculating the Actual Deferral Percentage, only Compensation paid during the Plan Year of this Plan, and as defined in this Plan, is considered.

(F)	In any case in which the Actual Deferral Percentage test is not met for a Year, the Employer may, in the alternative, (i) direct the Trustee to distribute “excess contributions” (as defined in Code Section 401(k)(8)(B) and regulations promulgated thereunder), together with the income allocable thereto, but first reduced by any “excess deferrals” (as defined in Code Section 402(g)(2) and regulations promulgated thereunder) previously distributed pursuant to Section 4.4.022 hereof for the taxable year ending within the Plan Year, to the Participant on whose behalf such contributions were made within two and one-half (2 1/2) months of the beginning of the subsequent Year, or (ii) make such additional contributions in the manner and to the extent provided by regulations under Code Section 401(k) promulgated by the Secretary of Treasury, to the Salary Reduction Contribution Accounts of Participants who are Non-Highly Compensated Employees as to cause such tests to be satisfied. The Plan shall forfeit Employer Matching Contributions attributable to “excess contributions” (as defined in Code Section 401(k)(8)(B)) distributed under the foregoing clause (i) and such amounts treated as Forfeitures shall be applied as Forfeitures in accordance with Section 4.03 of the Plan. In any event, said correction of the discrimination tests described herein shall be made within twelve (12) months of the end of the Year. In the event of a complete termination of the Plan during the Plan Year in which an excess contribution arose, the corrective distribution must be made as soon as administratively feasible after the date of termination of the Plan, but in no event later than 12 months after the date of termination. In addition, an Employer may amend or revoke its salary reduction agreement with any Participant at any time if the Employer determines that such revocation or amendment is necessary to ensure that the discrimination tests of Code Section 401(m) are met for such Year.

(G)	Allocable Income. If the Actual Deferral Percentage test is not met for a Year and corrective distributions of excess contributions will be made, to determine the total amount of the corrective distribution, the Administrator must calculate the allocable income for the Plan Year in which the Excess Contributions occurred and for the “gap period,” measured from the beginning of the next Plan Year to the date of the distribution. The income allocable to Excess Contributions is equal to the sum of the allocable gain or loss for the Plan Year and the allocable gain or loss for the gap period.
(1)	Method of Allocating Income. The Administrator may use any reasonable method for computing the income allocable to Excess Contributions, provided that the method does not violate Code Section 401(a)(4), is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ Accounts. The Plan does not fail to use a reasonable method for computing allocable income if the computation is determined on a date that is no more than seven (7) days before the distribution.

(2)	Alternative Method of Allocating Income. A Plan may allocate income to Excess Contributions by multiplying the income for the Plan Year and the gap period allocable to Salary Reduction Contributions and amounts treated as

Salary Reduction Contributions by a fraction. The numerator of the fraction is the Excess Contributions for the Participant for the Plan Year. The denominator of the fraction is equal to the sum of:
(i) The total Account Balance of the Employee attributable to Salary Reduction Contributions and amounts treated as Salary Reduction Contributions as of the beginning of the Plan Year; plus
(ii) The Participant’s Salary Reduction Contributions, and amounts treated as Salary Reduction Contributions for the Plan Year and for the gap period.
(3)	Safe Harbor Method of Allocating Gap Period Income. Under the safe harbor method, income or Excess Contributions for the gap period will equal ten percent (10%) of the income allocable to Excess Contributions for the Plan Year (calculated under the method described in Paragraph (B) above), multiplied by the number of calendar months that have elapsed since the end of the Plan Year. For purposes of calculating the number of calendar months that have elapsed under the safe harbor method, a corrective distribution that is made on or before the fifteenth day of the month is treated as made on the last day of the preceding month. A distribution made after the fifteenth day of the month is treated as made on the first day of the next month.
(e)	Uniform Amendment or Revocation of Salary Reduction Agreements. An Employer may revoke its salary reduction agreements with all Participants or amend its salary reduction agreements with all Participants on a uniform basis, if it determines that it will not have sufficient current profits to make the Employer Matching Contributions to the Plan required by the salary reduction agreements.

(f)	401(k) Distribution Restrictions. Amounts to the credit of a Participant that are attributable to Salary Deferral Contributions may not be distributed earlier than any of the following events:
(A)	The Participant’s death, disability, or Severance from Employment;

(B)	The Participant’s hardship, in accordance with the provisions of Section 6.08 hereof;

(C)	The Participant’s attainment of age 59 1/2; or

(D)	The termination of the Plan.

Such restrictions are sometimes herein referred to as the “401(k) Distribution Restrictions.”
5. The last paragraph of Section 4.03 of the Plan is amended as underlined to be and read as follows:
     Notwithstanding the preceding provisions of this Section 4.03, a Participant who, upon a Severance from Service, is entitled to no portion of his Employer Contribution Account and has not made Salary Reduction Contributions under the Plan at any time shall be deemed to have received a distribution of zero from such Account at the earliest date on which a distribution could be made under Section 6.04 hereof.
6. The last two paragraphs of Section 4.04 of the Plan are hereby amended as underlined to be and read as follows:
     The Trustee, upon approval of the Committee, may accept a transfer from the trustee of another qualified plan or trust of all or any of the assets held by such plan or trust for some or all participants therein; provided, however, that no such transfer shall be accepted for any one particular individual participant in another qualified plan or trust. In the case of a transfer to the Trustee of all or any of the assets of another qualified plan or trust by the trustee of the transferor plan, the amounts so transferred shall be allocated to the individual accounts of each Participant who was also a participant in such other qualified plan. In no event shall a Participant’s vested interest in such a transferred account be less after such transfer than it was prior to such transfer. Furthermore, with respect to such transferred amounts, the vesting schedule of this Plan shall be the same or better than the vesting schedule under the transferor plan, or, in the alternative, this Plan may provide that the entire value of such transferred amounts shall be fully vested and nonforfeitable in the Participant affected. Further, if any amounts transferred to the Plan are attributable to salary deferral contributions made by a Participant to the transferor plan, this Plan shall continue the 401(k) Distribution Restrictions applicable to such amounts.
     The Trustee, upon direction from the Committee, may transfer any amount available for distribution to a Participant hereunder by reason of Severance from Employment to another trust forming part of a pension, profit sharing or stock bonus plan maintained by such Participant’s new employer and represented by such employer in writing as meeting the requirements of Section 401(a) of the Code, provided that the trust to which such transfer is to be made permits such transfers. The Trustee must reasonably conclude, prior to permitting such a transfer, that the transferee plan will continue the 401(k) Distribution Restrictions on any transferred amounts that are attributable to Salary Deferral Contributions of Participants.

7. Section 6.03 of the Plan is hereby amended to be and read as follows:

6.03 Severance From Employment for Other Reasons
If a Participant incurs a Severance from Employment with his Employer before his normal retirement date for any reason other than Disability or death, the Participant shall be entitled to the sum of:
(a)	The entire amount credited to both his Salary Reduction Contribution Account (including any Salary Reduction Contributions to be made to such account but not yet allocated for the Year in which the Severance from Employment occurred) and his Rollover Account, plus

(b)	An amount equal to the “vested percentage” of his Employer Contribution Account balance (including any Employer Contributions to be made to such account but not yet allocated for the Year in which the Severance from Employment occurred). Such vested percentage shall be determined in accordance with the following schedule:

Years of Service	Vested Percentage	Forfeited Percentage
Less than 1	0%	100%
1 but less than 2	20%	80%
2 but less than 3	40%	60%
3 but less than 4	60%	40%
4 but less than 5	80%	20%
5 or more	100%	0%
     Payment of benefits due under this Section shall be made in accordance with Section 6.04 or, if applicable, Section 6.05. Notwithstanding any provision to the contrary herein contained, a Participant shall be fully vested in his Employer Contribution Account balance upon his attainment of age sixty-five (65). In the event that the Plan is amended to change the vesting schedule set forth above, a Participant with at least three (3) years of Service shall have the right to elect that his vested percentage be determined pursuant to the vesting schedule in effect prior to the amendment
     Notwithstanding the foregoing schedule, all Participants employed by Trinity Fittings Group, Inc. immediately prior to June 9, 2006, shall be fully vested in their respective individual Accounts as of June 9, 2006.
8. Section 6.07(m) of the Plan is hereby amended, as underlined, to be and read as follows:
(m)	To the extent that a Participant who has an outstanding loan is on an Authorized Leave of Absence, such Participant shall be permitted to make direct payments to repay his loan, the precise manner and frequency of which shall be determined by the Committee in its sole discretion at the time that such Participant’s Authorized

Leave of Absence commences. In addition, if the Participant’s Authorized Leave of Absence is unpaid, the Committee may, in its sole discretion, suspend the Participant’s loan payments during a period of not more than twelve (12) months; provided, however, that the Participant’s loan must be repaid by the latest date permitted under Code Section 72(p)(2)(B) and the loan payments due after the Authorized Leave of Absence ends (or, if earlier, after the first year of the Authorized Leave of Absence) must not be less than those required under the terms of the original loan. To the extent that a Former Participant who has an outstanding loan on the date of his Severance from Employment with the Employers is not eligible to receive a distribution from the Plan due to the application of the distribution restrictions of Code Section 401(k)(2)(B)(ii), such Former Participant shall be permitted to repay his loan as if he were still an active Participant hereunder, with the precise manner and frequency of loan payments to be determined by the Committee in its sole discretion at the time that such Former Participant’s employment is terminated.
9. Section 6.08 of the Plan is hereby amended to be and read as follows:
(a)	Hardship Withdrawal from Salary Reduction Contribution Account. Except as provided in paragraph (b) of this Section 6.08, no amounts may be withdrawn by a Participant from his Salary Reduction Contribution Account prior to Severance from Employment with the Employers except to the extent of an election made in accordance with the following:
(1)	If the Participant elects a withdrawal prior to the date on which he attains age 59 1/2, such withdrawal (i) may not exceed the Participant’s total Salary Deferral Contributions as of the date of the distribution reduced by the amount of any previous distributions of Salary Deferral Contributions and (ii) will require the consent of the Committee. Such consent shall be given only if the Participant is able to demonstrate an immediate and heavy financial need, that the distribution is made an account of the immediate and heavy financial need, is necessary to satisfy such need, and the amount of the withdrawal is not reasonably available from other resources. The Participant will be considered as having demonstrated that the purpose of the withdrawal is to meet his immediate and heavy financial needs only if he represents that the distribution is on account of:
(A)	expenses for (or necessary to obtain) medical care that would be deductible under Section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(B)	the purchase (excluding mortgage payments) of a principal residence for the Participant;

(C)	the payment of tuition, related educational fees, and room and board expenses for up to the next twelve (12) months of post-

secondary education for the Participant, his spouse, children or dependents (as defined in Code Section 152 and, for taxable years beginning on or after January 1, 2005, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B));

(D)	payments to prevent foreclosure on the mortgage of, or eviction from, the Participant’s principal residence;

(E)	payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Section 152 and, for taxable years beginning on or after January 1, 2005, without regard to Code Section 152(d)(1)(B)); or

(F)	expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).
(2)	A distribution is not necessary to satisfy an immediate and heavy financial need to the extent the need may be relieved from other resources that are reasonably available to the Participant. A need may be treated as not capable of being relieved from other resources that are reasonably available to the Participant if the Participant represents, in writing or such other form as may be prescribed by the Commissioner, that the need may not be relieved through reimbursement or compensation by insurance or otherwise; by liquidation of the Participant’s assets; by cessation of Salary Reduction Contributions under the Plan; by other currently available distributions and nontaxable loans under plans maintained by the Employer; or by borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.

(3)	The Participant shall be prohibited from making elective contributions to the Plan and all other plans maintained by his Employer for at least six (6) months after receipt of the hardship distribution.

(4)	Withdrawal elections under this paragraph 6.08(a) may be made at any time but not more frequently than once each Plan Year. All withdrawals under this subparagraph shall be made in accordance with the provisions of Section 6.04 hereof, relating to the form of payment. To the extent elected by a Participant, any hardship withdrawal made pursuant to this paragraph 6.08(a) to such Participant shall be increased by an amount equal to the lesser of (i) all federal, state and local income taxes and associated penalties (including, if applicable, the additional income tax described in Section 6.04(c) hereof) imposed with respect to such hardship withdrawal or (ii) the amount, if any, in such Participant’s Salary Reduction Contribution Account in excess of such hardship withdrawal.

10. The heading of Section 6.09 is hereby amended as underlined to be and read as follows:
6.09 Partial Withdrawals Following Severance From Employment Prior to Complete Distribution
11. Section 9.05 of the Plan is hereby amended as underlined to be and read as follows:
9.05 Certain Social Security Increases
     In the case of a Participant or his Beneficiary who is receiving benefits under this Plan, or in the case of a Former Participant, such benefits shall not be decreased by reason of any increase in the benefit levels payable under Title II of the Social Security Act or any increase in the wage base under such Title II occurring after the date of such Participant’s Severance from Employment.
12. Section 12.04 of the Plan is hereby amended in its entirety to be and read as follows:
12.04 Manner of Distribution After Plan Termination
     Distributions after termination of the Plan shall be made in the form of one lump sum. Distributions may not be made following termination of the Plan if the Company establishes or maintains an alternative defined contribution plan, as described in Treasury Regulation Section 1.401(k)-1(d)(4)(i).
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on behalf of this 31st day of December, 2006, effective January 1, 2006.

TRINITY INDUSTRIES, INC.
By:	/s/ Timothy R. Wallace
Title:	Chairman, President and Chief
Executive Officer

ATTEST:

/s/ Michael G. Fortado

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     This instrument was acknowledged before me on the ___day of                     , 2006, by                                                              of Trinity Industries, Inc., a Delaware corporation, on behalf of said corporation.

/s/ Julie K. Slayden
Notary Public in and for the
State of Texas

My Commission Expires:
     8/25/2007